Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SILGAN HOLDINGS INC.
PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
 OF THE STATE OF DELAWARE

Silgan Holdings Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies that:

1. The name of the corporation is Silgan Holdings Inc. (the "Corporation").

2. Paragraph A of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 7, 2006, as amended by Certificates of Amendment filed with the Secretary of State of the State of Delaware on June 7, 2010 (as so amended, the "Certificate of Incorporation"), is hereby amended by adding the following to the end of such paragraph:

Notwithstanding anything to the contrary in this Paragraph A, at any time and from time to time during the period beginning on June 11, 2018 and ending on December 31, 2020, the Board of Directors of the Corporation may increase the number of directors of the Corporation constituting the entire Board of Directors to a maximum of nine.  Any vacancies in the Board of Directors created by any such increase may be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the directors then in office, and any director so chosen shall (i) be designated as a member of such class of directors as shall be determined by the Board of Directors who shall, in making such determination, take into consideration that all classes of directors should be comprised of as nearly equal a number of directors as possible and (ii) hold office until the annual meeting of stockholders at which the term of office of such class of directors expires and until such director's successor shall be elected and shall qualify.  The number of directors constituting the class to which such director is designated shall correspondingly be increased by one. To the extent the size of the Board of Directors is so increased, upon the death, resignation, removal from office or expiration of term of service without standing for reelection of any independent director (as defined in the applicable listing standards of the Nasdaq Stock Market and the applicable rules of the Securities and Exchange Commission) at any time following such increase and only if the number of directors constituting the entire Board of Directors immediately prior to such death, resignation, removal from office or expiration of term of service without standing for reelection was greater than seven, then, subject to the ability of the Board of Directors of the Corporation to again increase the size of the Board of Directors to up to a maximum of nine members at any time and from time to time through December 31, 2020, (x) such directorship shall be eliminated, (y) the number of directors of the Corporation constituting the entire Board of Directors shall be reduced by one and the number of directors constituting the class of which such director was a member shall correspondingly be reduced by one, but in no event shall the number of directors of the Corporation constituting the entire Board of Directors be less than seven, and (z) such death, resignation, removal from office or expiration of term of service without standing for reelection shall not result in a vacancy in the Board of Directors.

3. The first sentence of Article SIXTH of the Certificate of Incorporation is hereby amended by deleting such sentence in its entirety and replacing it with the following sentence:

The total number of shares of capital stock which the Corporation shall have authority to issue is 410,000,000 shares, consisting of 400,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

4. The last paragraph of Article EIGHTH of the Certificate of Incorporation is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

"Bank Financing" shall mean the Amended and Restated Credit Agreement, dated as of March 24, 2017, among Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other revolving borrower party thereto from time to time, each other incremental term loan borrower party thereto from time to time, various lenders party thereto from time to time, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch, as Co-Syndication Agents, The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd., TD Bank, N.A. and CoBank, ACB, as Co-Documentation Agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch, as Joint Lead Arrangers and Joint Bookrunners, together with the related documents thereto, in each case as in effect from time to time, and any refinancings, substitutions, replacements, renewals, amendments (including amendments and restatements), extensions, modifications or supplements thereof or thereto, or additional borrowings thereunder, and including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers and other parties thereunder) all or any portion of the obligations thereunder and all successor agreements as the same may be refinanced, substituted, replaced, renewed, amended (including amendments and restatements), extended, modified or supplemented from time to time.

5. This Certificate of Amendment was duly approved and adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6. Thereafter, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting this Certificate of Amendment was authorized and approved by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SILGAN HOLDINGS INC. has caused this Certificate of Amendment to be executed in its corporate name by its duly authorized officer on the 11th day of June, 2018.

SILGAN HOLDINGS INC.

By:        /s/ Frank W. Hogan, III
Name:  Frank W. Hogan, III
Title:    Senior Vice President, General
 Counsel and Secretary
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